As filed with the Unites States Securities and Exchange Commission on August 23, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NANOGEN, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0489621
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court

San Diego, CA 92121

(858) 410-4600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert W. Saltmarsh

Chief Financial Officer

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

(858) 410-4600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott D. Karchmer

Morgan, Lewis & Bockius LLP

One Market, Spear Street Tower

San Francisco, CA 94105

(415) 442-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount To Be Registered(2)(3)(4)(5)	Proposed Maximum Offering Price Per Unit(6)	Proposed Maximum Aggregate Offering Price(5)(6)(7)(8)	Amount of Registration Fee
Common Stock, Preferred Stock, Debt Securities, Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock	$10,000,000	100%	$10,000,000	$307

(1)	These securities registered hereunder by the registrant may be sold separately or as units with other securities registered hereunder.
(2)	The registrant previously registered shares of its common stock, preferred stock, debt securities, warrants to purchase common stock and warrants to purchase preferred stock having a proposed maximum aggregate offering price of $50,000,000 (all of which remain unissued and unsold as of the date hereof) pursuant to a registration statement on Form S-3 (File No. 333-144880), which was declared effective on August 2, 2007, and for which a fee of $1,535 was paid.
(3)	An indeterminate number of or aggregate principal amount of the securities is being registered as may from time to time be issued at indeterminate prices.
(4)	The securities hereunder also include such indeterminate number of securities that may be issued upon conversion of, exercise of, or exchange for the securities registered hereunder.
(5)	In no event will the aggregate maximum offering price of all the securities issued from time to time by the registrant pursuant to this registration statement exceed $10,000,000 (or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies). If any debt securities are issued with an original issue discount, the offering price of such debt securities shall be such greater amount as shall result in an aggregate maximum offering price not to exceed $10,000,000, less the dollar amount of any securities previously issued hereunder.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(7)	Exclusive of any accrued interest, distributions and dividends, if any.
(8)	Includes consideration to be received by registrant for registered securities that are issuable upon exercise, conversion or exchange of other registered securities.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed with respect to the registration of additional shares of common stock, par value $0.001, preferred stock, $0.001 par value, debt securities, warrants to purchase common stock and warrants to purchase preferred stock of the registrant, pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

The registrant hereby incorporates by reference into this registration statement in its entirety the registration statement on Form S-3 (File No. 333-144880), filed with the Securities and Exchange Commission, and declared effective on August 2, 2007, by the Securities and Exchange Commission, including each of the documents filed by the registrant with the Securities and Exchange Commission and incorporated or deemed to be incorporated by reference therein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16. Exhibits.

All exhibits filed with or incorporated by reference in registration statement No. 333-144880 are incorporated by reference into, and shall be deemed a part of, this registration statement, except the following which are filed herewith:

Exhibit No.	Exhibit Title

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filings on Form S-3 pursuant to Rule 462(b) and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NANOGEN, INC.

San Diego, California Dated: August 23, 2007	By:	/s/ HOWARD C. BIRNDORF
Howard C. Birndorf Chairman of the Board and Chief Executive Officer

/s/ HOWARD C. BIRNDORF Howard C. Birndorf*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 23, 2007

/s/ ROBERT W. SALTMARSH Robert W. Saltmarsh*	Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2007

/s/ HEINER DREISMANN Heiner Dreismann*	Director	August 23, 2007

/s/ STELLIOS B. PAPADOPOULOS Stellios B. Papadopoulos*	Director	August 23, 2007

/s/ DAVID SCHREIBER David Schreiber*	Director	August 23, 2007

/s/ ROBERT E. WHALEN Robert E. Whalen*	Director	August 23, 2007

*By:    Howard C. Birndorf, attorney-in-fact

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